Exhibit 99.1

Planar Announces Fiscal First Quarter 2014 Financial Results

Company reports a profitable quarter and record quarterly sales of Digital Signage products

BEAVERTON, Ore. – February 5, 2014 – Planar Systems, Inc. (NASDAQ: PLNR), a global leader in display and digital signage technology, recorded sales of $40.5 million and GAAP income per share of $0.03 in its first fiscal quarter ended December 27, 2013. On a Non-GAAP basis (see reconciliation table), income per share was $0.05 in the first quarter of fiscal 2014.

“I am pleased with our start to fiscal 2014,” said Gerry Perkel, Planar’s President and Chief Executive Officer. “Specifically, I am pleased we were able to achieve profitability and accomplish our strategic objective of growing digital signage product revenue year-over-year, despite a difficult comparison to our first quarter of last year.”

SUMMARY OF BUSINESS HIGHLIGHTS

•	Achieved record quarterly sales of digital signage products totaling $19.0 million in the fiscal first quarter of 2014, representing 12 percent growth compared with the first fiscal quarter of 2013

•	Recorded Non-GAAP EBITDA of $1.7 million in the first quarter of 2014 (see reconciliation table), the highest level of quarterly Non-GAAP EBITDA in almost 3 years

•	Recently announced the next-generation Clarity™ Matrix LCD Video Wall System with G2 Architecture, which delivers a new level of visual performance for Planar’s award-winning family of LCD video wall solutions

FIRST QUARTER FISCAL 2014 RESULTS

Sales of digital signage products totaled $19.0 million in the first fiscal quarter of 2014, a 12 percent increase from the same period a year ago. Total Company revenue decreased 8 percent compared to the first quarter of fiscal 2013. As previously announced, the Company sold the assets comprising its Electroluminescent (EL) product line during the first quarter of fiscal 2013. Excluding revenue associated with EL products, the Company’s total revenue decreased 3 percent compared with the first quarter of fiscal 2013. Sales of Commercial and Industrial (C&I) products decreased 21 percent (14 percent without EL) to $21.5 million compared with the same quarter a year ago. This decrease was primarily driven by lower sales of touch monitors, desktop monitors, rear projection cubes, high-end home products, and the elimination of the EL display product line, partially offset by higher sales of custom C&I displays.

The Company’s consolidated gross profit margin, as a percentage of sales (on a Non-GAAP basis), was 24.1 percent in the first quarter of 2014, down from 25.0 percent in the first quarter of 2013 (see reconciliation table). On a sequential basis, the Company’s Non-GAAP gross profit margin increased 1.7 percentage points resulting from increased sales of higher margin digital signage products and decreased sales of lower margin desktop monitors.

Total operating expenses (on a Non-GAAP basis) for the first quarter of 2014 decreased $1.3 million, or 13 percent, to $8.8 million compared with the same quarter a year ago (see reconciliation table), as expenses declined as a result of previously implemented cost reduction measures and the divestiture of the EL product line.

The Company’s cash balance increased $1.2 million sequentially to $13.2 million at the end of the first fiscal quarter of 2014 compared to the end of the fourth quarter of fiscal 2013. The increase in cash was primarily caused by the quarterly Non-GAAP profit as changes in other working capital items roughly offset.

BUSINESS OUTLOOK

As the Company looks out into the rest of fiscal year 2014, it continues to believe it can achieve 20-30 percent revenue growth for sales of digital signage products for the full fiscal year and, as a result, grow overall revenue and improve profitability. For the full fiscal year, the Company expects revenue in the range of $165-175 million and Non-GAAP income per share of $0.11 to $0.16. In the short-term, the Company expects to see flat to slightly higher sales sequentially and also expects to follow its normal pattern of higher expenses in the second fiscal quarter related to the timing of product releases and tradeshows. As a result, the Company currently anticipates revenue in the range of $40-42 million and Non-GAAP income per share of $0.00 to $0.02 in the second fiscal quarter of 2014.

Results of operations and the business outlook will be discussed in a conference call today, February 5, 2014, beginning at 2:00 PM Pacific Time. The call can be heard via the Internet through a link on Planar’s website, www.planar.com, or through numerous other investor sites, and will be available for replay until March 5, 2014. The Company intends to post on its website a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems Inc. (NASDAQ: PLNR) is a global leader in display and digital signage technology, providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar video walls, large format LCD displays, interactive touch screen monitors and many other solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to the Company’s improved performance in fiscal 2014 and statements under the “Business Outlook” heading relating to expected levels of revenue, and Non-GAAP earnings/profitability for the second quarter and full fiscal year in 2014. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or weakened domestic and international business and economic conditions; changes or reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; the extent and timing of any additional expenditures by the Company to address business growth opportunities; any inability to reduce costs or to do so quickly enough, in either case, in response to reductions in revenue; adverse impacts on the Company or its operations relating to or arising from any inability to fund desired expenditures, including due to difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures, increased commoditization or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods including as a result of natural disasters; future production variables resulting in excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS: Kim Brown Planar Systems, Inc. 503.748.6724 kim.brown@planar.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com

Note Regarding the Use of Non-GAAP Financial Measures:

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures that exclude certain items set forth in the reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures. The exclusions relate primarily to charges of a non-cash nature. Management uses the Non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated basis financial results. The Company discloses this information to the public to enable investors to be able to more easily assess the Company’s performance on the same basis applied by management. The Non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures.

Planar Systems, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 27, 2013	Dec. 28, 2012
Sales	$40,455	$44,175
Cost of Sales	30,723	33,166

Gross Profit	9,732	11,009
Operating Expenses:
Research and development, net	1,244	2,027
Sales and marketing	4,673	5,060
General and administrative	3,267	3,413
Amortization of intangible assets	—	147
Restructuring	11	194
Loss (gain) on sale of assets	—	1,491

Total Operating Expenses	9,195	12,332
Income (Loss) from operations	537	(1,323)
Non-operating income (expense):
Interest, net	53	17
Foreign exchange, net	(43)	(108)
Other, net	175	115

Net non-operating income (expense)	185	24
Income (loss) before taxes	722	(1,299)
Provision (benefit) for income taxes	92	183

Net Income (loss)	$630	$(1,482)

Net Income (loss) per share - basic	$0.03	($0.07)
Net Income (loss) per share—diluted	$0.03	($0.07)
Weighted average shares outstanding - basic	21,113	20,473
Weighted average shares outstanding - diluted	21,416	20,473

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	Dec. 27, 2013	Sept. 27, 2013
ASSETS
Cash	$13,178	$11,971
Accounts receivable, net	21,781	22,821
Inventories	31,578	30,003
Other current assets	4,397	2,426

Total current assets	70,934	67,221
Property, plant and equipment, net	5,992	6,434
Other assets	5,213	6,230

	$82,139	$79,885

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	17,798	17,042
Current portion of capital leases	953	759
Deferred revenue	1,400	1,685
Other current liabilities	13,595	12,848

Total current liabilities	33,746	32,334
Long-term portion of capital leases	161	394
Other long-term liabilities	5,197	5,390

Total liabilities	39,104	38,118
Common stock	186,700	186,202
Retained earnings (deficit)	(141,168)	(141,735)
Accumulated other comprehensive loss	(2,497)	(2,700)

Total shareholders’ equity	43,035	41,767

	$82,139	$79,885

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the three months ended
	Dec. 27, 2013	Dec. 28, 2012
Gross Profit:
GAAP gross profit	9,732	11,009
Share-based compensation	25	25

Total Non-GAAP adjustments	25	25

NON-GAAP GROSS PROFIT	9,757	11,034

NON-GAAP GROSS PROFIT PERCENTAGE	24.1%	25.0%

Research and Development:
GAAP research and development expense	1,244	2,027
Share-based compensation	(9)	(47)

Total Non-GAAP adjustments	(9)	(47)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	1,235	1,980

Sales and Marketing:
GAAP sales and marketing expense	4,673	5,060
Share-based compensation	(37)	(69)

Total Non-GAAP adjustments	(37)	(69)

NON-GAAP SALES AND MARKETING EXPENSE	4,636	4,991

General and Administrative:
GAAP general and administrative expense	3,267	3,413
Share-based compensation	(343)	(304)

Total Non-GAAP adjustments	(343)	(304)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	2,924	3,109

Operating Expenses:
GAAP total operating expenses	9,195	12,332
Share-based compensation	(389)	(420)
Amortization of intangible assets	—	(147)
Restructuring charges	(11)	(194)
Loss on Sale of Assets	—	(1,491)

Total Non-GAAP adjustments	(400)	(2,252)

NON-GAAP TOTAL OPERATING EXPENSES	8,795	10,080

Reconciliation of GAAP to Non-GAAP Financial Measures Continued

(In thousands, unaudited)

	For the three months ended
	Dec. 27, 2013	Dec. 28, 2012
Income (Loss) from Operations:
GAAP income (loss) from operations	537	(1,323)
Share-based compensation	414	445
Amortization of intangible assets	—	147
Restructuring charges	11	194
Loss on Sale of Assets	—	1,491

Total Non-GAAP adjustments	425	2,277

NON-GAAP INCOME (LOSS) FROM OPERATIONS	962	954

Income (Loss) before taxes & EBITDA:
GAAP income (loss) before taxes	722	(1,299)
Share-based compensation	414	445
Amortization of intangible assets	—	147
Loss on Sale of Assets	—	1,491
Restructuring charges	11	194
Foreign exchange, net	43	108

Total Non-GAAP adjustments	468	2,385

NON-GAAP INCOME (LOSS) BEFORE TAXES	1,190	1,086

Depreciation	478	310

NON-GAAP EBITDA	1,668	1,396

Net Income (Loss):
GAAP net income (loss)	630	(1,482)
Share-based compensation	414	445
Amortization of intangible assets	—	147
Loss on Sale of Assets	—	1,491
Restructuring charges	11	194
Foreign exchange, net	43	108
Income tax effect of reconciling items	(28)	73

Total Non-GAAP adjustments	440	2,458

NON-GAAP NET INCOME (LOSS)	1,070	976

GAAP weighted average shares outstanding—basic	21,113	20,473
NON-GAAP weighted average shares outstanding—diluted	21,416	20,679
GAAP Net Income (Loss) per share—basic	$0.03	($0.07)
Non-GAAP adjustments detailed above	0.02	0.12
NON-GAAP NET INCOME PER SHARE (basic)	$0.05	$0.05
GAAP Net Income (Loss) per share—diluted	$0.03	($0.07)
Non-GAAP adjustments detailed above	0.02	0.12
NON-GAAP NET INCOME PER SHARE (diluted)	$0.05	$0.05

Planar Systems, Inc.

Revenue by Product Line

(In millions)

(unaudited)

	Three months ended			% Change vs.
	Dec. 27, 2013	Dec. 28, 2012	Sept. 27, 2013	Prior Year	Prior Quarter
Digital Signage Sales	$19.0	$16.9	$17.7	12%	7%
Commercial & Industrial Sales	21.5	27.3	28.0	-21%	-23%
Desktop Monitors	8.1	8.7	11.2	-7%	-28%
Rear Projection Cubes	5.0	6.1	4.9	-18%	1%
Touch Monitors	3.2	4.9	4.6	-34%	-29%
High-end Home	1.7	3.0	2.0	-43%	-13%
Custom Commercial & Industrial	3.3	2.0	5.1	66%	-36%
Electroluminescent(1)	—	2.3	—	-100%	—
Other(1)	0.2	0.3	0.2	-41%	-5%

Total Sales	$40.5	$44.2	$45.7	-8%	-12%

Electroluminescent and custom glass(1)	—	2.3	—	-100%	—

Total Sales without Electroluminescent	$40.5	$41.9	$45.7	-3%	-12%

(1)	In the first quarter of 2013, the Company sold the assets and liabilities related to the Electroluminescent product line, including custom glass, which was included in other commercial & industrial sales.